Exhibit 10.31

KalninVentures

November 14, 2022

PERSONAL & CONFIDENTIAL

Barry Turcotte

Denver, CO 80211

Re:	Offer of Employment

Dear Barry:

Kalnin Ventures, LLC (“Company”) is pleased to offer you the position of Chief Accounting Officer, with an anticipated start date of November 28, 2022. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. You will report to John Jimenez, Chief Financial Officer. Your primary office location will be in Denver, Colorado, subject to business travel as needed. Your position will be exempt, which means that you will not be eligible for overtime compensation in accordance with Company policy. Your primary duties and responsibilities are included in the attached job description. We also attached Colorado Overtime and Minimum Pay Standards Order 36.

Base Compensation

You will be paid a salary in accordance with the Company’s regular payroll practices. Your bi-weekly rate of pay will be $10,000.00 (equivalent to $260,000.00 on an annualized basis), less lawful deductions and withholdings, for all hours worked.

Bonus

•	Short-term Incentive:

During your employment, you may also, in the Company’s sole discretion, be eligible to receive a short-term incentive (STI) bonus each calendar year in addition to your base compensation. We anticipate that your STI bonus will have a target percentage of 30% of your annual base compensation.

The availability of any STI bonus will be determined based upon the Company’s performance and will take into account your individual effort and satisfactory achievement of established performance goals. You must remain continuously employed through the STI bonus payment date and meet all of the program requirements to be eligible to receive any STI bonus.

•	Sign-on Bonus:

You will be paid a signing bonus of thirty thousand dollars ($30,000). The bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The signing bonus is taxable and all appropriate payroll taxes will be withheld. In the event you leave the Company within two (2) years of your date of hire, without the Company’s prior agreement you will be responsible for reimbursing the Company. By your signature on this offer, you authorize the Company to withhold the amount of thirty thousand dollars ($30,000) less taxes previously withheld from any severance and other final pay you would receive upon termination of employment.

KalninVentures.com Oil & Gas Investment Company | 1200 17th Street, Suite 2100 | Denver, CO 80202

KalninVentures

LTIP

•	Long term Incentive:

The role is also eligible to participate in the Company’s Long-Term Incentive Plan (LTIP) in 2023 subject to meeting and exceeding performance expectations, final requisite management Compensation Committee approval and the availability of awards as set forth in the LTIP plan document.

As with the STI bonus, the availability of any grant of LTIP, will be determined based upon the Company’s performance and will consider your individual effort and satisfactory achievement of established performance goals.

PTO

You will accrue thirty (30) days of paid time off (“PTO”) per year during your first year of employment. PTO is accrued on a pro-rata basis throughout the year. We request that you schedule vacation in advance and receive approval from your manager to take vacation time. Unused, accrued PTO will carry over into the new calendar year. Unused, accrued PTO will be paid out upon your separation from employment.

Benefits

As a regular, full-time employee, you will be eligible to participate in our benefits package including health (medical, dental, vision, short & long-term disability, group life and AD&D) and flexible spending accounts. These benefits will be effective on your first day of employment. We also offer a 401k, which currently offers up to a 6% company match. Please understand that the Company reserves the right to modify, supplement and discontinue all benefit plans and programs at any time in its sole discretion.

Our offer assumes that you are legally authorized to work in the United States. As a condition to your employment offer, you will be required to complete an I-9 form and to provide appropriate documents, which establish employment authorization and identity in accordance with the Immigration Reform and Control Act.

This offer is contingent upon your satisfactory completion of all Company pre-employment background checks, including but not limited to its reference check and drug testing. You will receive background check notices and authorization forms to enable the Company to conduct these background checks.

As a condition to your employment with the Company, you agree to follow the rules and regulations of the Company. Attached is a Confidential Information and Non-Solicitation Agreement and an Arbitration Agreement for you to sign and return to us. Further, please understand that the Company reserves the right to modify, supplement and discontinue all policies, rules, and regulations at any time in its sole discretion.

KalninVentures.com Oil & Gas Investment Company | 1200 17th Street, Suite 2100 | Denver, CO 80202

KalninVentures

By signing this letter below and accepting our offer of employment, you represent and acknowledge that you are not aware of any obligations, contractual or otherwise, relating to a prior employer or any other entity that would prevent or prohibit you from fully performing your duties and responsibilities for the Company now or in the future. The Company will not be liable for any potential breaches of contract and other commitments arising from your previous employment. We understand that no such commitments exist which would prevent you from acting on our behalf, now or in the future. Therefore, this offer is based on the expectation that on the date you join us, you are free of all other engagements and obligations. We also direct you not to share with the Company or any of its employees any trade secrets and confidential and proprietary information of your former employers. If you are not sure whether information that you possess and plan to use at the Company constitutes trade secrets and/or confidential and proprietary information of your former employers, we direct you to refrain from using and/or sharing it.

Your employment with the Company will be on an at-will basis, meaning that you and the Company may end your employment at any time, with or without cause or notice. Your at-will employment relationship cannot be changed by any oral representation, written document, or other conduct unless such change is specifically acknowledged in writing by an authorized executive of the Company. This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment or a guarantee of employment for any definite period of time.

We request you to sign this letter below to acknowledge your understanding and agreement to its terms. We look forward to working with you.

Very truly yours,

/s/ John Jimenez
KalninVentures, LLC
By:	John Jimenez, Chief Financial Officer

Encs.:

Job Description

Confidential Information and Non-Solicitation Agreement

COMPS Order 36

Arbitration Agreement

I have read, understand, and agree to the terms of this letter.

/s/ Barry Turcotte
Barry Turcotte

11/16/2022
Date

KalninVentures.com Oil & Gas Investment Company | 1200 17th Street, Suite 2100 | Denver, CO 80202

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

This Confidentiality And Non-Solicitation Agreement (“Agreement”) is made by and between BKV Barnett, LLC, a Colorado limited liability company, with offices at 1200 17th Street, Suite 2100, Denver CO 80202 (together with its direct or indirect parent organizations, subsidiaries, divisions and associated and affiliated entities, if any, the “Company”), and Barry Turcotte (“Employee”).

WHEREAS: This Agreement is incidental to an offer letter between the Company and Employees, the Company provides investment opportunities in natural gas and oil exploration and development; Employee desires to become employed by the Company as Chief Accounting Officer; and the employment relationship will involve the Company providing the Employee substantial trade secrets, confidential information and important opportunities and benefits including, but not limited to, specialized training and access to clients and contacts. In consideration of the employment/continued employment of Employee by the Company, and other good and valuable consideration to Employee, the receipt and sufficiency of which is acknowledged by Employee, the parties agree as follows:

1.             Intention. Employee acknowledges that Employee and the Company have entered a confidential relationship of trust. Employee will serve the Company faithfully, devote Employee’s best efforts to carry out Employee’s responsibilities on behalf of the Company, and will not engage in any employment activity for others (for compensation or otherwise), or other activities competitive with the Company except as described below. Also, as discussed below, Employee has been provided, will be provided, and will develop Confidential Information while employed by the Company. The obligations set forth below are intended to protect the Company’s Confidential Information in order to maximize the Company’s economic advantage in the Company’s business.

2.             Confidential Information. The term “Confidential Information” means any proprietary or business-sensitive information, which is not generally known to the public and which, if released to unauthorized persons, would be detrimental to the reputation or business interests of the Company, its affiliates or parties with which it does business, or would permit such unauthorized persons to improperly benefit. Employee and the Company agree Confidential Information includes but is not limited to: (i) financial information; (ii) customer information, including but not limited to customer/client names, telephone numbers, addresses, any compilations of past, existing or prospective customers, customer account information, pricing information, proposals for customers, or prospective customers; (iii) information related to investment opportunities in natural gas and oil exploration and development; (iv) supply and service information; (v) research and marketing information; (vi) personnel information, including, without limitation, salaries, bonuses, benefits and relative skills and abilities; (vii) business operations information; (viii) any formula, pattern, device or compilation of information which is used in the company’s business and which gives the Company an advantage over its competitors; (ix) specialized training; and (x) Trade Secrets as described below. The Company will provide Employee with access to Confidential Information that the Company deems necessary for Employee to perform Employee’s job functions, during the term of Employee’s employment. Employee recognizes that such Confidential Information is the property of the Company, and Employee shall not disclose to others (except as required in Employee’s duties to the Company), nor will Employee use for Employee’s or another’s benefit any such Confidential Information, either during Employee’s employment with the Company or thereafter. Excluded from the definition of Confidential information is any confidential information that Employee possessed prior to and unrelated to his employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prevent Employee from engaging in activity protected by the National Labor Relations Act, including engaging in discussion of concerns about working conditions or other concerted activities.

3.             Trade Secrets. The term “Trade Secrets” means any scientific or technical information, design, process, procedure, formula, pattern, device or compilation of information or improvement which is used in the Company’s business and the business of its Employees, which gives the Company an economic advantage over its competitors, which is not known to the Company’s competitors, and which the Company treat as confidential. Trade Secrets shall include, without limitation and without regard to form, any formula, pattern, business data compilation, program, device, method, technique, design, diagram, drawing, invention, plan, procedure, prototype or process that (a) relates to investment opportunities in natural gas and oil exploration and development; (b) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (c) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Excluded from the definition of Trade Secrets is any trade secrets that Employee possessed prior to and unrelated to his/her employment with the Company.

4.             Return of Records. Employee shall immediately upon termination of Employee’s employment with the Company, for any reason, or at any other time the Company so requests, deliver to the Company all records, reports, data, memoranda, notes, models, drafts and equipment of any nature prepared or acquired in Employee’s course of employment with the Company, including but not limited to all Confidential Information, which are in the possession of or under the control of Employee. Employee shall not take any such records, reports, customer documents, data, memoranda, notes, models, or equipment, or copies or reproductions thereof, that relate to the business activities of the Company and/or to parties in a contract relationship with the Company.

5.             Inventions, Ideas, and Other Intellectual Developments. In view of the purposes of the Company and the need to secure for the Company and/or “Interested Parties” (defined below) their right to Intellectual Developments (defined below) related to the business of the Company and/or such Interested Party, Employee understands that the Company must be in a position to use, assign, and otherwise dispose of Intellectual Developments made by its employees. Accordingly, except for those items excluded by Paragraph 10 below, Employee shall promptly disclose to the Company and, when requested, furnish to the Company a complete record of every discovery, invention, improvement, innovation, design, analysis, reports, drawings, copyright, intellectual property right and other definite and useful idea or compilation of information of value (individually and collectively an “Intellectual Development”), which Employee may make or originate, individually or with others, at any time during the term of Employee’s employment by the Company. Employee hereby assigns to the Company or its nominee the entire rights throughout the world to such Intellectual Developments which relate to the current or potential business or activities of the Company or any Interested Parties or which results from Employee’s work with the Company. The term “Interested Parties” means any person having a business relationship with the Company where the relationship gives rise to a claim by that person to some interest in Intellectual Developments made by employees of the Company or its affiliates.

6.            Cooperation. Employee shall fully cooperate with the Company or its designees in securing, in the name of the Company or its designees, rights with respect to the Intellectual Developments described in Paragraph 5 above, in all countries. Employee shall promptly execute all proper documents presented for signature and do all things reasonably required to enable the Company or its designees to accomplish the above, at any time during or after Employee’s employment.

7.             Shop Rights and Holdover. Employee agrees that the Company or its designees shall be entitled to shop rights to any Intellectual Developments conceived or made by Employee that is not related to the Company’s Trade Secrets and/or Confidential Information but conceived or made on Company time or with the use of the Company’s facilities or materials. Employee further agrees that any Intellectual Developments related to the Company’s Trade Secrets and/or Confidential Information described by Employee in a patent, service mark, trademark, or copyright application, disclosed by Employee in any manner to a third person, or created by Employee or Employee’s affiliates or any person with whom Employee has any business, financial or confidential relationship, within one (1) year after cessation of Employee’s employment with the Company for any reason, was conceived or made by Employee during Employee’s employment with the Company and is therefore the sole property of the Company or its designees.

8.             Information and Testimony. For a period of time up to five years from the Employee’s last date of employment with the Company, Employee shall, without expense to Employee, give such true information and testimony at reasonable times and places upon prior notice, under oath if requested, as may be requested by the Company or its designees relative to any Intellectual Development described in Paragraph 5 above.

9.              Interest of the Employee. As to inventions, applications for patents, and copyrightable material in which the Employee presently holds an interest, and which are not subject to this Agreement:

Check One:   ☒ Employee has no such property.

☒ Employee has described all such property in Paragraph 10, below.

10.          Description of Inventions, Applications for Patents and Copyright Material Exempted in Paragraph 9.

In-progress children's book related to diversity

By:	/s/ Barry Turcotte	on	11/16/2022
	Barry Turcotte		Date

11.          Non-Solicitation/Non-Interference. Employee acknowledges that but for Employee’s employment with the Company, Employee would not have had access to, or possess Confidential Information and information regarding the Company’s customers, suppliers, consultants, vendors or leads for and “Potential Customers” (defined to mean those with which the Company has expended dedicated resources to secure), suppliers, vendors or employees. Employee agrees that during the course of Employee’s employment and for a period of one (1) year after the cessation of Employee’s employment for any reason, Employee shall not, directly or indirectly, solicit on Employee’s behalf or on behalf of any of the Company’s competitors or potential competitors, or directly or indirectly, assist any of the Company’s competitors or potential competitors in soliciting: (a) any current customer as of the date of termination of Employee’s employment with the Company, with which Employee had contact or access to Confidential Information about during the final twelve months of the Employee’s employment with the Company; (b) any lead or Potential Customer as of the date of termination of Employee’s employment with the Company about which Employee learned or contacted or to which Employee was given access during the last year of the Employee’s employment with the Company; (c) any employees of the Company to leave the employ or in any other way modify or alter their respective employment or business relationship with the Company; or (d) any vendors or suppliers with whom the Company conducts business or planned to conduct business during the final twelve months of the Employee’s employment with the Company. Employee further shall not induce or attempt to induce any customer or Potential Customer, supplier, consultant, vendor, or other person or entity with whom the Company has done business or sought to do business within the last twelve (12) months to cease, limit, or reduce business with the Company, or in any way interfere with the existing or prospective business relationship between any such person or entity and the Company. The prohibition in this Paragraph shall not restrict Employee’s ability to communicate with a customer or a Potential Customer of the Company wholly unrelated to and not competitive with the nature of the Company’s business of creating and managing investment opportunities in natural gas and oil exploration and development, the Confidential Information and the Trade Secrets.

12.          Non-Disparagement. The Employee agrees that at any time during his/her employment with the Company and at any time thereafter, the Employee shall not, except in the good faith commission of his/her duties and responsibilities, make, or cause or assist any other person to make, any statement or other communication that impugns or attacks, or is otherwise critical to the reputation, business or character of the Company or any of its officers, directors, members, managers, employees, products or services.

13.          DTSA. In accordance with the Defend Trade Secrets Act (“DTSA”), an employee will not be held criminally or civilly liable under any federal or state trade secret law if an employee discloses a trade secret in confidence to federal, state, or local government officials, to his/her attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. Further, an employee who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding if the individual: (a) files the document containing the trade secret in a sealed court document and (b) does not disclose the trade secret, except pursuant to court order. The DTSA does not, however, offer protection from liability for individuals who access trade secrets by unlawful means.

14.          Reasonableness of Restraints, Irreparable Harm. Employee acknowledges that: (a)   the agreements and covenants contained herein are reasonably necessary to protect the goodwill, Confidential Information, Trade Secrets, and other business interests of the Company; (b)  any breach of the covenants contained herein will cause the Company immediate irreparable harm for which injunctive relief would be necessary; (c) the covenants contained herein are essential and material elements of this Agreement and the Company would not have entered into this Agreement or permitted Employee to obtain employment or remain employed without those covenants being included in this Agreement; (d) Employee has had the opportunity to consult with and be advised by legal counsel concerning the reasonableness and propriety of the covenants contained herein; and (e) in the event of any violation or attempted violation of the covenants contained herein, the Company shall be entitled to a temporary restraining order, temporary or permanent injunctions, and other injunctive relief, without any showing of irreparable harm or damage or any need to post a bond, in addition to any other rights or remedies which may then be available to the Company. In addition to, but not instead of, any other legal or equitable remedies available to the Company, Employee hereby agrees to reimburse the Company for reasonable attorneys’ fees and costs incurred by the Company in the event the Company is successful in showing a violation or attempted violation of this Agreement as determined by a court of competent jurisdiction.

15.          Tolling. In the event that Employee violates the terms of this Agreement, the restrictions set forth in Sections 11 (as applicable to each violation) of this Agreement shall be tolled and extended for the period of time that employee violates the Agreement up to a period of six (6) months for each violation. In the event of multiple violations, the six-month extensions of the restrictions set forth herein shall run consecutively.

16.           Waiver of Breach. The Company’s waiver of a breach of any provision of this Agreement by Employee does not waive any subsequent breach by Employee, nor does the Company’s failure to take action against any other employee for similar breaches operate as a waiver by the Company of a breach.

17.          Employee’s Representation and Warranties. Employee represents that Employee is not subject to any agreement or restriction limiting in any way the scope of this Agreement, or in any way inconsistent with any of the promises made by Employee in this Agreement. Employee also understands that the Company expects Employee not to disclose to the Company or use at or for the Company any secret or confidential information, intellectual property, or trade secret that the Employee obtained from any of his/her former employers, which is not publicly available. Employee agrees not to use at or for the Company any such trade secrets, intellectual property, or confidential information, or property belonging to any of Employee’s former employers or any other third parties, without proper authorization from them. Employee agrees to indemnify and hold the Company harmless from any and all claims, judgments, or liabilities that this Agreement and/or employment of Employee by the Company, as determined by a court of competent jurisdiction, violate the rights of any third party or parties, and from any costs and expenses, including attorneys’ fees, incurred by the Company in the defense thereof.

18.          Assignment. Employee’s obligations under this Agreement shall not be assignable by Employee, although the Company shall have the right to assign this Agreement. This Agreement shall be binding upon Employee and shall inure to the benefit of the Company and its successors and assigns. All Company subsidiaries, affiliates and parent companies, and successors in interest of or to the Company are intended to be third party beneficiaries of this Agreement. The Company, its subsidiaries, affiliates and parent companies and/or their successors and assigns may enforce the covenants of this Agreement.

19.           Disclosures of this Agreement. Within twelve (12) months of Employee’s termination of employment with the Company for any reason or until the restrictions expire as set forth in any court order, or pursuant to any extension of the restrictions as set forth in this Agreement, Employee shall deliver a copy of the Agreement to each person or firm that Employee seeks to join and which operates a business that competes with the Company by providing investment opportunities in natural gas and oil exploration and development like that of the Company.

20.           Employment At-Will. The Company hereby employs or continues to employ Employee as an employee of the Company. Employee acknowledges that Employee’s employment relationship with the Company is at-will and that either party may terminate the relationship, for any reason, with or without cause and without notice.

21.          Renewal of Employment. This Agreement shall, without express mention, be deemed to continue during any periods of renewal of employment of Employee, including but not limited to, periods of employment following promotions or transfers, or during any subsequent re-employment of Employee by the Company.

22.          Survival. No change in Employee’s duties or salary shall affect, alter, or otherwise release Employee from the restrictive covenants of this Agreement. All covenants, agreements, representations, and warranties made by Employee shall survive Employee’s cessation of employment with the Company for any reason, in accordance with their respective terms and conditions.

23.          Forum and Law Selection. This Agreement shall be construed in accordance with and governed for all purposes by the law of the State of Colorado, without regard to its conflict of law provisions. The parties consent and agree that any action or proceeding between them arising from this Agreement shall be brought exclusively in the state or federal courts of the State of Colorado, and Employee hereby expressly consents to the personal jurisdiction thereof.

24.          Miscellaneous. This Agreement supersedes any and all prior understandings and agreements between the parties concerning Employee’s ability to compete with the Company, and/or to solicit its customers, leads, potential customers and employees, and/or maintain the secrecy of the Company’s Confidential Information. To the extent any portion of this Agreement, or any portion of any provision of this Agreement is held to be invalid or unenforceable, it is the parties’ express intent it shall be construed by severing, limiting and reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions, and/or portions thereof, shall remain in full force and effect. This Agreement may not be altered or amended except in writing, signed by Employee and an authorized representative of the Company, wherein specific reference is made to this Agreement, provided, however, no such signed writing will be required for a modification of the covenants by a court to make them enforceable to the extent compatible with applicable law. The headings of each paragraph of this Agreement are for convenience only and shall not affect the meaning or intent of any provision of this Agreement. The rights and remedies in this Agreement shall be deemed cumulative, and the exercise of one such remedy shall not operate to bar the exercise of any other rights and remedies reserved to the Company or available at law or in equity. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, related or associated entities, and Employee.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above mentioned.

KALNIN VENTURES, LLC		EMPLOYEE

By:	/s/ John Jimenez	/s/ Barry Turcotte
	John Jimenez, CFO	Barry Turcotte

Dated:	11/14/2022	Dated:	11/16/2022

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

This Mutual Agreement to Arbitration Claims (“Arbitration Agreement”) is made by and between Kalnin Ventures, LLC, a Colorado limited liability company, with offices at 1200 17th Street, Suite 2100, Denver CO 80202 (together with its direct or indirect parent organizations, subsidiaries, divisions and associated and affiliated entities, if any, the “Company”), and Barry Turcotte (“Employee”).

1.             Voluntary Agreement to Arbitrate.

a.             Employee and the Company agree that, to the fullest extent permitted by law, any and all claims, controversies, or disputes between Employee and the Company (including its present or former officers, directors, agents, employees, corporate parents, subsidiaries, or other affiliated entities, successors, and assigns) relating in any manner to Employee’s hiring, employment, or termination of employment, whether voluntary or involuntary, will be submitted to final and binding arbitration as the exclusive remedy for such claims, controversies, or disputes pursuant to this Arbitration Agreement. For clarity, disputes over arbitrability of the claim or the arbitrator’s jurisdiction, including any objections to the existence, scope, or validity of this Arbitration Agreement, will be resolved by the arbitrator. Nothing in this Arbitration Agreement modifies the at-will nature of Employee’s employment. Also, this Agreement is being signed as a condition of Employee’s employment with the Company and as a separate agreement between the Company and Employee that cannot be altered by the Company's employee handbook; the Agreement may be altered only by a written agreement signed by Employee and the President of the Company.

b.             The Company and Employee have mutually and voluntarily agreed to enter into the terms of this Arbitration Agreement. Unless stated otherwise in this Arbitration Agreement, the parties understand and agree to voluntarily waive their rights to bring in court any claim or dispute (including joining a class action lawsuit) covered by or in any way related to the employment relationship between the parties. The parties waive such rights knowingly, voluntarily, intelligently, and without coercion or duress. The parties agree that this Arbitration Agreement is made upon inception of employment, and that by providing the arbitration protections set out in this Arbitration Agreement, by mutually promising and agreeing to submit any disputes covered by this Arbitration Agreement to final and binding arbitration, and by Employee’s employment with the Company and receipt of compensation, pay, and other benefits, each has provided good, valuable, and sufficient consideration for the enforceability of this Arbitration Agreement.

2.             Covered Claims.

a.              Arbitrable Claims covered by this Arbitration Agreement include all disputes, including but not limited to statutory and common law claims and penalties, fees, costs, or other expenses including attorneys’ fees, whether under state, federal, or local law, including, but not limited to, theories arising under breach of contract, wrongful termination, negligence, defamation, infliction of emotional distress, misrepresentation, personal injury, public policy, tort, data privacy, wage and hour claims, violations of Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), all Federal, state and local wage and hour laws, all Federal, state and local fair employment laws, and any other dispute between the parties under federal, state, local law, or any other applicable laws of the state in which the Company employs Employee, including disputes the Company may have with the Employee.

b.            CLAIMS FOR WORKERS’ COMPENSATION BENEFITS, UNEMPLOYMENT INSURANCE, ANY CLAIM UNDER THE NATIONAL LABOR RELATIONS ACT, AND ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY A VALID NON-PREEMPTED LAW, ARE EXPLICITLY EXCLUDED FROM THIS ARBITRATION AGREEMENT.

c.             Employee understands and acknowledge that this Arbitration Agreement is not intended to, and shall not, prohibit or restrict Employee from filing a charge with a government agency or entity (such as the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or the U.S. Securities and Exchange Commission), testifying, assisting, or otherwise participating in an investigation with any such government agency or entity in connection with Employee’s employment with the Company, or reporting possible violations of federal, state, or local law or regulation as protected under applicable whistleblower provisions to any such government agency or entity; provided that, to the fullest extent permitted by law.

d.              Employee understands and agrees that this Agreement shall not cover any claim that may arise and/or be asserted under the Confidentiality and Non-Solicitation Agreement, other similar restrictive covenant agreements between Employee and the Company or related to a claim for which the Company may be able to obtain injunctive or equitable relief, all of which the Company may seek relief through a court of competent jurisdiction in the State of Colorado. Nothing in this Arbitration Agreement will prevent either party from seeking a preliminary injunction (or other provisional remedy) in court to preserve the status quo before the arbitrator issues his/her award.

3.            Arbitration Procedure.

a.            Employee and the Company agree that Arbitrable Claims shall be decided exclusively by binding arbitration conducted by a neutral, single arbitrator and administered in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), as be amended from time to time, with the following additional provisions: the arbitrator will be selected either by mutual agreement or by alternatively striking names from a panel of AAA arbitrators experienced in employment disputes with the party demanding arbitration striking the first name; the proceedings will be transcribed by a court reporter and the parties may submit post-hearing briefs. The decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, attorney’s fees and costs, to the extent such relief is available under law. Any arbitration award may be entered as a judgment or order in any court of competent jurisdiction. Employee agrees that any relief or recovery to which Employee is entitled from any Arbitrable Claims arising out of her/his employment, cessation of employment, or any Arbitrable Claim of unlawful discrimination shall be limited to that awarded by the arbitrator. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. BY AGREEING TO BINDING AND MUTUAL ARBITRATION OF OUR INDIVIDUAL CLAIMS UNDER THIS AGREEMENT, BOTH EMPLOYEE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.

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b.             Employee understands that the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association are available at https://www.adr.org/sites/default/files/EmploymentRules_Web.pdf. Employee further understand that Employee may contact the AAA to request a copy of these rules at 150 East 42nd Street, Floor 17, New York, NY 10017, telephone no. (212) 484-4188, fax no. (212) 286-0383.

4.              Discovery. The AAA Rules regarding discovery shall apply to arbitration under this Agreement. The Arbitrator selected according to this Agreement shall decide all discovery disputes.

5.              No Class Or Collective Arbitrations. ARBITRABLE CLAIMS IN ARBITRATION SHALL BE FILED AND MAINTAINED ONLY ON AN INDIVIDUAL BASIS. THIS MEANS THE EMPLOYEE MUST FILE AND MAINTAIN CLAIMS IN ARBITRATION ONLY ON BEHALF OF EMPLOYEE, AND THE COMPANY MUST FILE AND MAINTAIN CLAIMS IN ARBITRATION ONLY ON BEHALF OF THE COMPANY. EMPLOYEE MAY NOT FILE OR MAINTAIN ANY CLAIM IN ARBITRATION ON BEHALF OF OTHER EMPLOYEES, COLLECTIVELY WITH OTHER EMPLOYEES, OR AS A NAMED PLAINTIFF/CLAIMANT OR MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING. THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PARTY’S CLAIMS, AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A COLLECTIVE, CLASS, OR REPRESENTATIVE ARBITRATION PROCEEDING.

6.            Arbitration Costs. The Company will pay the AAA administrative fees and the fees and expenses for the arbitrator. Each party will pay its own costs and attorneys’ fees, if any. If any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees, the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

7.	Choice Of Law, Statute of Limitations, Venue, And Severability.

a.             This Arbitration Agreement will in all respects be subject to and governed by Federal Arbitration Act and the substantive law of the State of Colorado but only to the extent such law has not been preempted by the Federal Arbitration Act. The parties agree that any arbitration proceeding under this Arbitration Agreement will be subject to all applicable statutes of limitation. The parties agree that, to the extent any action is ever filed in relation to this Arbitration Agreement, the action will be filed exclusively in the location where the Employee was last employed by the Company.

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b.             If any provision of this Arbitration Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement, which will remain in full force and effect. This agreement to arbitrate all claims and disputes will apply regardless of when any such dispute or claim arises and regardless of whether Employee is employed with the Company at the time the claim or dispute arises.

8.            Employee’s Acknowledgment. Employee acknowledges that (i) she/he has had the opportunity to consult with independent legal counsel of his/her own choice concerning this Arbitration Agreement and has been advised to do so by the Company, (ii) she/he has read and understands this Arbitration Agreement and is fully aware of its legal effect, (iii) she/he has received good and adequate consideration in exchange for the promises made herein, and (iv) she/he has voluntarily entered into this Arbitration Agreement freely based on his/her own sound judgment.

KALNIN VENTURES, LLC		EMPLOYEE

By:	/s/ John Jimenez	/s/ Barry Turcotte
	John Jimenez, CFO	Barry Turcotte

Dated:	11/14/2022	Dated:	11/16/2022

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